Exhibit 10.4.3

C/O Fabrinet Pte., Ltd.

No. 7 Temasek Boulevard

#20-03 Suntec City Tower One

Singapore 038987

December 29, 2008

Dr. Harpal Gill

Re:	Amendment to the offer letter dated May 1, 2005 and subsequently amended on February 14, 2007

Dear Harpal,

Effective today, Fabrinet USA, Inc. (“FUSA” or the “Company”) modifies the provision of employment regarding severance, to comply with Internal Revenue Code section 409A, by deleting the paragraph in the February 14, 2007 amendment to the offer letter in its entirety, and replacing it with the following provisions:

“Employment with FUSA is on an at-will basis. Thus, you are free to terminate your employment for any reason at any time with or without prior notice. Similarly, FUSA may terminate the employment relationship with or without cause or notice. However, in the event your employment is terminated: 1) as a result of a change in control; or 2) without good cause, you will receive (A) a lump sum payment of severance payable within ten (10) business days from your termination of employment, equal to (i) twelve (12) months of your then present base salary, and (ii) any earned bonus as of the date of your termination from employment; and (B) if you timely elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, or a similar state program, reimbursement of the costs to continue family medical coverage for the first twelve (12) months following your termination of employment.

For purposes of the above paragraph, “change in control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company, which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total fair market value or the total voting power of the stock of the Company. For purposes of this clause (i), if any Person is considered to own more than 50% of the Company’s total fair market value or total voting power, the acquisition of additional stock of the Company by the same Person will not be considered a change in control; or

(ii) A change in the effective control of the Company which occurs (a) on the date any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, or (b) on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a change in control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this clause (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of the above paragraphs, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction shall not be deemed a change in control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Code, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further, and for the avoidance of doubt, a transaction shall not constitute a change in control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that shall be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

For purposes of the above paragraph, “good cause” means (i) an act of dishonesty made by you in connection with your responsibilities as an employee, (ii) your conviction of or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) your gross misconduct, (iv) your unauthorized use or disclosure of any proprietary information or trade secrets of FUSA or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with FUSA; (v) your willful breach of any obligations under any written agreement or covenant with FUSA; or (vi) your continued failure to perform your employment duties after you have received a written demand of performance from FUSA which specifically sets forth the factual basis for FUSA’s belief that you have not substantially performed your duties and have failed to cure such non-performance to FUSA’s satisfaction within thirty (30) days after receiving such notice.

Notwithstanding anything to the contrary in this letter, no Deferred Compensation Separation Benefits (as defined below) will be considered due or payable until the Employee has incurred a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (together, “Section 409A”).

In addition, if Fabrinet lists its securities on a stock exchange and becomes a public company prior to your involuntary termination of employment, and at the time of such termination it is determined that you are a “specified employee” within the meaning of Section 409A, the severance payable to you, pursuant to this letter, when considered together with any other severance payments or separation benefits that are considered deferred compensation under

Fabrinet C/O Fabrinet Pte., Ltd. No. 7 Temasek Boulevard #20-03 Suntec City Tower One Singapore 038987	page - 2 -	Fabrinet Co., Ltd. (Thailand) 294 Moo 8, Vibhavadi Rangsit Rd. Kookot, Lumlookka Pathumthanee, Thailand 12130 ph: 662-998-9955 fax: 662-998-9957

Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following your termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your termination of employment. Any amount paid under this letter that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of this paragraph. In addition, any amount paid under this letter that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the specified limit in Section 1.409A-1(b)(9)(iii)(A) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of this paragraph. Each payment and benefit payable under this letter is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The parties to this letter agree to work together in good faith to consider amendments to this letter, if required, and to take such reasonable actions, which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.”

All other terms and conditions of your employment will remain the same as documented in your offer letter dated May 1, 2005 and subsequent changes in salary, stock options, responsibilities and other allowances.

Sincerely,

/s/ David T. Mitchell

David T. Mitchell

Chairman and CEO

Fabrinet C/O Fabrinet Pte., Ltd. No. 7 Temasek Boulevard #20-03 Suntec City Tower One Singapore 038987	page - 3 -	Fabrinet Co., Ltd. (Thailand) 294 Moo 8, Vibhavadi Rangsit Rd. Kookot, Lumlookka Pathumthanee, Thailand 12130 ph: 662-998-9955 fax: 662-998-9957